Calculation of Registration Fee

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Debt Securities	$72,464,000.00	$2,847.84
(1) Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Paid herewith.
Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 221 — dated Tuesday, July 28, 2008 (To: Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050XC43	$72,464,000.00	100.000%	3.150%	$70,181,384.00	FIXED	7.000%	MONTHLY	08/15/2038	08/15/2008	$2.92	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2013 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities, WaMu Investments

Bank of America	Offering Dates: Tuesday, July 22, 2008 through Monday, July 28, 2008
Trade Date: Monday, July 28, 2008 @ 12:00 PM ET
Settlement Date: Thursday, July 31, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody’s Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: AA-
Fitch Inc. Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.	Bank of America InterNotes Prospectus dated 21-Jul-08

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

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